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                                                                    EXHIBIT 15.1

September 18, 1998

Presidential Life Corporation
69 Lydecker Street
Nyack, New York  10960

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of unaudited interim financial information of Presidential Life Corporation and subsidiaries for the periods ended June 30, 1998 and 1997, as indicated in our report dated August 7, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Registration Statement on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436 [c] under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

New York, New York